   FOR IMMEDIATE RELEASE
USF CORPORATION REPORTS FIRST QUARTER RESULTS
Strong Demand Fuels LTL Profit Growth

- EPS from continuing operations up 63%
- PremierPlus® revenue up 16%
- LTL tonnage increases 6%

(Chicago – April 22, 2004) USF Corporation (NASDAQ:USFC) today reported income from continuing operations of $7.1 million for the first quarter ended April 3, 2004, compared to $4.2 million reported for the first quarter ended April 5, 2003, a 69% increase from the prior year period. Diluted earnings per share from continuing operations increased 63% to $.26 compared to $.16 in last year’s first quarter.

Revenue from continuing operations for the first quarter was $617 million versus $594 million reported for the first quarter of 2003, an increase of 3.9%. There were 66 working days in the first quarter of 2004 compared to 67 working days in the first quarter of 2003. Revenue per working day increased 5.5% from last year’s first quarter.

Richard P. DiStasio, President and Chief Executive Officer of USF Corporation commented, “Our first quarter results were strong. We experienced significant profit growth year-over-year within the LTL group. Included in these results was a 6.6% increase in revenue at USF Holland, our largest LTL carrier. Holland also recorded an improvement in their operating ratio (OR) of over 100 basis points. Also included in the LTL group’s results was a 10% increase in revenue at USF Reddaway. I am happy to report that our inter-regional LTL product, PremierPlus®, recorded strong revenue growth during the quarter. We are starting to reap the benefits of the cost-saving and revenue enhancing initiatives that we have put in place. Our management team is focused and we remain committed to our goals of sustainable financial success and value creation for our shareholders.”

Less-Than-Truckload (LTL)

Operating earnings for the LTL group were $24.0 million, versus $16.8 million for the prior year quarter, an increase of 43%. First quarter revenue in the LTL segment was $520 million, versus $489 million, for the year ago period, an increase of 6.3%. The LTL segment’s OR improved 120 basis points to 95.4 compared to 96.6 in the first quarter of 2003. Per working day revenue increased 8 % over the prior year quarter.

PremierPlus®, USF’s inter-regional product, posted a 16% increase in revenue from the prior year period to $69 million for the quarter.

LTL shipments increased 2.8% over 2003‘s first quarter and LTL tonnage increased 6.0% during the same period. Billed LTL revenue per shipment increased 2.1% from $127.84 to $130.50, including fuel surcharges. Billed LTL revenue per hundredweight decreased by 1.0%, from $11.27 to $11.16. Average weight per LTL shipment increased 3.1% to 1,169 pounds in the first quarter of 2004 versus 1,134 pounds in the first quarter of 2003. Average length of haul for LTL shipments was 497 miles versus 488 miles in the first quarter of 2003.

Truckload (TL)

USF’s truckload carrier recorded operating earnings up 55% to $0.8 million from $0.5 million in the year ago quarter. OR improved to 97.6, a decrease of 80 basis points from the 2003 first quarter OR of 98.4. Revenue for the quarter was up 8% to $34.3 million from $31.8 million in the first quarter of 2003.

Logistics

USF Logistics recorded an operating profit of $1.6 million for the first quarter 2004, versus $0.6 million for the first quarter 2003. Included in first quarter’s 2003 results was a $2.0 million charge relating to the Chapter 11 filing of one of Logistics previous customers. Excluding the $2.0 million charge, normalized 2003 earnings for Logistics would have been $2.6 million. Revenue for the Logistics group was $66.4 million versus $75.7 million for the prior year’s quarter, a decrease of 12.2%.

CONFERENCE CALL

A conference call will be held at 7:30 am CDT, 8:30 am EDT, on Friday, April 23rd to discuss the results. Those wishing to participate should dial 1-888-245-7013. Callers should dial in 5 to 10 minutes prior to the start of the call. A telephone replay will also be available. To use the dial-in access, call 1-877-519-4471, PIN number 4685708 after 11:30 am CDT. The telephone replay will be available for seven days. After that time a transcript of the call will be available at http://ir.usfc.com .

A live broadcast of the conference call will be available through the Company’s Web site at www.usfc.com and also www.streetevents.com . To listen to the call, please go to one of the Web sites at least fifteen minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at both Web sites. The conference call is the sole property of USF and any rebroadcast or transcription of the event without prior written consent of the Company is prohibited. The Company assumes no responsibility to update any information posted on its Web site.

USF Corporation, a $2.3 billion leader in the transportation industry, specializes in delivering comprehensive supply chain management solutions, including high-value next-day, regional and national LTL transportation, forward and reverse logistics, and premium regional and national truckload transportation. The Company serves the North American market, including the United States, Canada and Mexico, as well as the U.S. territories of Puerto Rico and Guam. The USF operating companies interact as a single system to provide services and flexibility to match the needs of their customers. USF Corporation is headquartered in Chicago, Illinois. For more information, visit www.usfc.com.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by the Company with the SEC including forms 8-K, 10-Q and 10-K.

Corporate Contact:
USF Corporation
James J. Hyland 773.824.2213

USF CorporationCondensed
Consolidated Statements of Operations
Unaudited (Dollars in Thousands, Except Per-Share Amounts)

	Quarter Ended
	April 3, 2004	April 5, 2003
Revenue:
LTL Trucking	$519,697	$488,863
TL Trucking	34,274	31,750
Logistics	66,437	75,675
Intercompany eliminations	(3,641)	(2,586)

Total revenue from operations	616,767	593,702
Income:
LTL Trucking	24,038	16,812
TL Trucking	812	523
Logistics	1,630	553
Corporate and other	(9,392)	(5,236)

Total income from operations	17,088	12,652

Non-operating income/(expenses)
Interest expense	(5,209)	(5,292)
Interest income	571	211
Other, net	(390)	(255)

Net non-operating expenses	(5,028)	(5,336)

Income from continuing operations before income
taxes and cumulative effect of accounting change	12,060	7,316
Income tax expense	(4,944)	(3,076)

Income from continuing operations before cumulative
effect of accounting change	7,116	4,240
Loss from discontinued operations, net of tax benefits of $5	--	(7)

Income before cumulative effect of
accounting change	7,116	4,233
Cumulative effect of change in accounting
for revenue recognition, net of tax benefit of $1,064	--	(1,467)

Net income	$7,116	$2,766

Income per share from continuing operations
- Basic	0.26	0.16
- Diluted	0.26	0.16
Loss per share - cumulative effect of accounting change
- Basic	--	(0.06)
- Diluted	--	(0.06)
Net income per share - Basic	0.26	0.10
Net income per share - Diluted	0.26	0.10
Average shares outstanding - Basic	27,556,632	27,005,067
Average shares outstanding - Diluted	27,802,815	27,124,223

USF Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in Thousands)

	As of
	April 3, 2004	December 31, 2003
Assets
Current assets:
Cash	$118,198	$121,659
Accounts receivable, net	308,343	271,849
Other current assets	70,890	65,731

Total current assets	497,431	459,239
Property and equipment, net	747,714	753,902
Intangibles and other long term assets	144,961	144,947

Total Assets	1,390,106	1,358,088

Liabilities and Stockholders' Equity
Current liabilities	273,332	252,467
Long-term debt	250,071	250,087
Insurance and other long-term liabilities	190,441	190,745
Stockholders' Equity	676,262	664,789

Total Liabilites and Stockholders' Equity	$1,390,106	$1,358,088

USF Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in Thousands)

	Quarter Ended
	April 3, 2004	April 5, 2003
Cash flows from operating activities:
Net income	$7,116	$2,766
Net loss from discontinued operations	--	7

Income from continuing operations after
cumulative effect of accounting change	7,116	2,773

Cumulative effect of accounting changes, net of tax	--	1,467
Depreciation of property and equipment	26,225	25,903
Other, net	(21,918)	4,707

Net cash provided by operating activities	11,423	34,850

Cash flows from investing activities:
Acquisitions	--	(1,883)
Capital expenditures	(21,445)	(37,436)
Proceeds from sale of property and equipment	2,197	1,991

Net cash used in investing activities	(19,248)	(37,328)

Net cash provided by (used in) financing
activities	4,364	(4,382)

Net increase/(decrease) in cash	(3,461)	(6,860)

Cash at beginning of period	121,659	54,158

Cash at end of period	$118,198	$47,298

   USF CORPORATION
   Quarterly Operating Statistics

LTL Segment	2003				2004	% Chg
Reported Revenue and Fuel Surcharge	Q1	Q2	Q3	Q4	Q1	Y vs Y
Work Days	67.0	62.5	64.0	59.0	66.0

Reported Revenue (000)	$488,863	$472,517	$486,449	$450,884	$519,697	6.3%
Fuel Surcharge (000)	20,621	15,219	15,576	14,529	21,008	1.9%
Revenue Excluding Fuel Surcharge (000)	468,242	457,298	470,873	436,355	498,689	6.5%
Reported Revenue per Day (000)	7,296	7,560	7,601	7,642	7,874	7.9%
Fuel Surcharge per Day (000)	308	244	243	246	318	3.4%
Revenue Excluding Fuel Surcharge per Day (000)	6,989	7,317	7,357	7,396	7,556	8.1%

LTL Segment	2003				2004	% Chg
Operating Statistics*	Q1	Q2	Q3	Q4	Q1	Y vs Y
Work Days	67.0	62.5	64.0	59.0	66.0

LTL Shipments

Billed Revenue (000)	$466,633	$448,128	$461,740	$424,881	$489,855	5.0%
Lbs (000)	4,140,046	3,966,767	4,044,449	3,767,800	4,388,674	6.0%
Shipments	3,650,164	3,510,351	3,572,244	3,286,999	3,753,724	2.8%
Billed Revenue per Day (000)	$6,965	$7,170	$7,215	$7,201	$7,422	6.6%
Lbs per Day (000)	61,792	63,468	63,195	63,861	66,495	7.6%
Shipments per Day	54,480	56,166	55,816	55,712	56,875	4.4%

Billed Revenue per Shipment	$127.84	$127.66	$129.26	$129.26	$130.50	2.1%
Lbs. Per Shipment	1,134	1,130	1,132	1,146	1,169	3.1%
Billed Revenue per CWT	$11.27	$11.30	$11.42	$11.28	$11.16	-1.0%
Average Length of Haul	488	492	492	494	497	1.8%

TL Shipments
Billed Revenue (000)	$35,531	$34,488	$35,501	$34,843	$41,247	16.1%
Lbs (000)	836,475	803,289	820,651	806,696	960,887	14.9%
Shipments	56,293	53,511	54,589	53,240	64,262	14.2%
Billed Revenue per Day (000)	$530	$552	$555	$591	$625	17.8%
Lbs per Day (000)	12,485	12,853	12,823	13,673	14,559	16.6%
Shipments per Day	840	856	853	902	974	15.9%

Billed Revenue per Shipment	$631.18	$644.50	$650.33	$654.45	$641.86	1.7%
Lbs. Per Shipment	$14,859	$15,012	$15,033	$15,152	$14,953	0.6%
Billed Revenue per CWT	$4.25	$4.29	$4.33	$4.32	$4.29	1.1%
Average Length of Haul	413	428	430	433	440	6.5%

LTL Segment - Total
Billed Revenue (000)	$502,164	$482,616	$497,241	459,724	$531,102	5.8%
Lbs (000)	4,976,621	4,770,056	4,865,100	4,574,496	5,349,561	7.5%
Shipments	3,706,457	3,563,862	3,626,833	3,340,239	3,817,986	3.0%
Billed Revenue per Day (000)	$7,495	$7,722	$7,769	$7,792	$8,047	7.4%
Lbs per Day (000)	74,278	76,321	76,017	77,534	81,054	9.1%
Shipments per Day	55,320	57,022	56,669	56,614	57,848	4.6%

Billed Revenue per Shipment	$135.48	$135.42	$137.10	$137.63	$139.11	2.7%
Lbs. Per Shipment	$1,343	$1,338	$1,341	$1,370	$1,401	4.4%
Billed Revenue per CWT	$10.09	$10.12	$10.22	$10.05	$9.93	-1.6%
Average Length of Haul	487	491	491	493	493	1.2%

* These statistics are presented on an as-billed basis and not as presented in the financial statements. Differences between the operating statistics data and reported revenue in the financial statements result from, among other items, revenue recognition between accounting periods, adjustments for volume discounts that are not attributable to specific invoices and other adjustments to invoices that occur during later periods.